Exhibit (a)(1)(D)
REMINDER: RCN Stock Option Exchange Program
RCN Stock Option Exchange Program
Dear [[FIRST:REQUIRED,CONVERT_CASE(“FIRSTNAME”)]] [[LAST:REQUIRED, CONVERT_CASE(“LASTNAME”)]], You are eligible for the RCN Corporation Stock Option Exchange Program.
To participate or learn more about the program, click on www. rcnoptionexchange.com. Use your company e-mail address (as the user name), your date of birth, and the password provided under separate cover to log on to the site. You have until 11:59 PM Eastern time on August 12 to decide whether you would like to participate. More details about the new RCN Corporation Stock Option Exchange Program and frequently asked questions about stock option exchanges can be found on the site. Sincerely, Jessica Kaman VP & Treasurer RCN Quick Links ? The Exchange Program RCN Corporation and Fidelity Investments are not affiliated. Stock plan recordkeeping and administrative services are provided by Fidelity Stock Plan Services, LLC. Fidelity Brokerage Services LLC, Member NYSE, SIPC, 300 Puritan Way, Marlborough, MA 01752 527347.1 C92795 03 EMAIL REF#[[SERVICE_REQUEST_ID:REQUIRED]]. © 2009 FMR LLC All rights reserved. PS 07/15/09 92795 p03 r01